Exhibit 99.1

April 21, 2022
Analysts: Tim Sedabres (timothy.sedabres@huntington.com), 952.745.2766
Media: Allison Gabrys (corpmedia@huntington.com), 248.961.3978

HUNTINGTON BANCSHARES INCORPORATED REPORTS 2022 FIRST-QUARTER EARNINGS
Momentum Continues into Q1, with 2% Average Loan Growth or +10% Annualized, ex PPP.
Increased Net Interest Income and Consecutive Expense Reductions Drive Record PPNR

2022 First-Quarter Highlights:
•Earnings per common share (EPS) for the quarter were $0.29, an increase of $0.03 from the prior quarter. Excluding $0.03 per common share after tax of Notable Items, adjusted earnings per common share were $0.32.
•Net interest income increased $14 million, or 1%, from the prior quarter, reflecting increased average earning assets and net interest margin expansion of 3 basis points to 2.88%.
•Noninterest expense decreased $168 million from the fourth quarter, or 14% to $1.1 billion. Excluding Notable Items, noninterest expense decreased $27 million, or 3%, to $1.0 billion reflecting realization of cost synergies related to the TCF acquisition.
•Pre-Provision Net Revenue (PPNR) growth, excluding Notable Items, increased 4% from the prior quarter.
•Average total loans and leases increased $1.7 billion, or 2%, to $111.1 billion. Excluding the decrease in PPP loans, average total loans and leases increased $2.6 billion, or 2% from the prior quarter.
◦Average total commercial loans increased 2%. Excluding the decrease in PPP loans, average total commercial loans increased 4%.
•Average deposits increased $614 million. Ending deposits increased $3.7 billion or 3% from the prior quarter.
•Record low net charge-offs of 0.07% of average total loans and leases, down 5 basis points from the prior quarter. Nonperforming assets down the past three consecutive quarters.
•On March 1, Huntington announced the signing of a definitive agreement to acquire Capstone Partners, a top tier middle market investment bank and advisory firm. The transaction is expected to close toward the end of the second quarter.
•Huntington was awarded by Forbes for 2022 America's Best Large Employers, ranked #7 in Banking and Financial Services, reflecting our commitment to People-First.
•Huntington Middle Market and Small Business Banking received 22 awards from Greenwich Associates for 2021 Greenwich Excellence and Best Brand.
•Huntington was recognized for outstanding diversity, equity, and inclusion through 2022 BISA Diversity and Inclusion Award, and Donald Dennis, Huntington's Chief DEI Officer, was named by National Diversity Council as a Top 100 Diversity Officer.

COLUMBUS, Ohio – Huntington Bancshares Incorporated (Nasdaq: HBAN) reported net income for the 2022 first quarter of $460 million, or $0.29 per common share, a decrease of $72 million, or $0.19 per common share from the year-ago quarter. The 2022 first quarter benefited from the TCF acquisition and organic growth, while the 2021 first quarter results were favorably impacted by the provision for credit losses benefit and the mark-to-market of interest rate caps. In the 2022 first quarter, adjusted earnings per common share were $0.32, excluding $0.03 per common share of after tax of Notable Items. Specifically, $37 million of after tax acquisition-related expenses.
Return on average assets was 1.05%, return on average common equity was 10.4%, return on average tangible common equity (ROTCE) was 15.8%, and adjusted ROTCE was 17.1%.
CEO Commentary:
"We delivered exceptional results this quarter, driven by continued execution of our strategic initiatives and loan growth across our businesses," said Steve Steinour, chairman, president and CEO. "Additionally, we saw net interest income expansion, deposit growth and demonstrated disciplined expense management with continued sequential quarter reductions in noninterest expense, driving record PPNR.
"During the quarter we announced a definitive agreement to acquire Capstone Partners, a top tier middle market investment bank and advisory firm, which will add scale in key verticals and significant capabilities to Huntington allowing us to serve our customers throughout their full business lifecycle," said Steinour.
"Huntington is proud to be ranked #7 by Forbes for 2022 America's Best Large Employers in Banking and Financial Services, in addition to receiving a total of 22 awards from Greenwich for 2021 Best Brand and Excellence. We were also pleased to receive the 2022 BISA Diversity and Inclusion Award, recognizing our outstanding leadership and successful diversity efforts. These accolades are a testament to our colleagues and the customer experience they deliver.
"As we look forward to the remainder of the year, we remain confident in our outlook for revenue and continued profit growth. Credit continues to perform exceptionally well in keeping with our aggregate moderate-to-low risk profile through-the-cycle. Through our disciplined and proactive approach, Huntington is well positioned to manage through the uncertainty in the global macro-environment. We continue to look forward with optimism and remain focused on delivering profitable growth."

Table 1 – Earnings Performance Summary

	2022	2021
(in millions, except per share data)	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
Net income (loss) attributable to Huntington Bancshares Inc	$460	$401	$377	$(15)	$532
Diluted earnings (loss) per common share	0.29	0.26	0.22	(0.05)	0.48

Return on average assets	1.05%	0.92%	0.86%	(0.05)%	1.76%
Return on average common equity	10.4	8.7	7.6	(1.9)	18.7
Return on average tangible common equity	15.8	13.2	11.5	(2.1)	23.7
Net interest margin	2.88	2.85	2.91	2.66	3.48
Efficiency ratio	62.9	73.0	74.9	83.1	57.0

Tangible book value per common share	$7.47	$8.06	$8.09	$8.22	$8.64
Cash dividends declared per common share	0.155	0.155	0.15	0.15	0.15

Average earning assets (1)	$162,414	$158,692	$159,148	$127,378	$114,105
Average loans and leases (1)	111,142	109,488	109,668	87,394	80,261
Average core deposits	139,148	138,008	137,816	109,433	95,815

Tangible common equity / tangible assets ratio	6.28%	6.88%	6.95%	7.15%	7.11%
Common equity Tier 1 risk-based capital ratio	9.22	9.33	9.57	9.98	10.32

NCOs as a % of average loans and leases	0.07%	0.12%	0.20%	0.28%	0.32%
NAL ratio	0.60	0.64	0.79	0.88	0.64
ACL as a % of total loans and leases	1.87	1.89	2.01	2.09	2.17
(1)Effective for the first quarter of 2022, the categorization of Early Pay related assets was updated to non-earning assets (accrued income and other receivables) from earning assets (other consumer loans and leases). All prior period amounts and all related metrics have been revised to conform to the current presentation. Our Early Pay product allows customers with direct deposit availability to their paycheck up to two days early at no cost.

Table 2 lists certain items that we believe are important to understanding corporate performance and trends (see Basis of Presentation). There was one Notable Item in the 2022 first quarter: $46 million of acquisition-related pretax expense. There were two Notable Items in the 2021 fourth quarter: $177 million of acquisition-related pretax expense, and $10 million of pretax expense related to the exit of a strategic distribution relationship. There was one Notable Item in the 2021 first quarter: $21 million of acquisition-related pretax net expense.

Table 2 – Notable Items Influencing Earnings

Three Months Ended	Pretax Impact (1)	After Tax Impact (1)
($ in millions, except per share)	Amount	Net Income	EPS (2)
March 31, 2022		$460	$0.29
• Acquisition-related expenses (3)	$(46)	$(37)	$(0.03)

December 31, 2021		$401	$0.26
• Acquisition-related expenses	$(177)	$(139)	$(0.09)
• Exit of strategic distribution relationship	(10)	$(8)	$(0.01)

March 31, 2021		$532	$0.48
• Acquisition-related net expenses	$(21)	$(17)	$(0.02)
(1)Favorable (unfavorable) impact.
(2)EPS reflected on a fully diluted basis.
(3)Includes TCF and Capstone acquisition-related expenses.

Net Interest Income, Net Interest Margin, and Average Balance Sheet
Table 3 – Net Interest Income and Net Interest Margin Performance Summary

	2022	2021
($ in millions)	First	Fourth	Third	Second	First	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Net interest income	$1,146	$1,132	$1,160	$838	$972	1%	18%
FTE adjustment	8	6	7	6	6	33	33
Net interest income - FTE	1,154	1,138	1,167	844	978	1	18
Noninterest income	499	515	535	444	395	(3)	26
Total revenue - FTE	$1,653	$1,653	$1,702	$1,288	$1,373	—%	20%

	2022	2021
	First	Fourth	Third	Second	First	Change (bp)
Yield / Cost	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Total earning assets	3.00%	2.97%	3.02%	2.96%	3.11%	3	(11)
Total loans and leases	3.64	3.69	3.80	3.68	3.78	(5)	(14)
Total securities	1.72	1.49	1.52	1.59	1.67	23	5
Total interest-bearing liabilities	0.18	0.18	0.17	0.45	(0.53)	—	71
Total interest-bearing deposits	0.04	0.05	0.05	0.06	0.06	(1)	(2)

Net interest rate spread	2.82	2.79	2.85	2.51	3.64	3	(82)
Impact of noninterest-bearing funds on margin	0.06	0.06	0.06	0.15	(0.16)	—	22
Net interest margin	2.88%	2.85%	2.91%	2.66%	3.48%	3	(60)
See Pages 7-8 of Quarterly Financial Supplement for additional detail.

Fully-taxable equivalent (FTE) net interest income for the 2022 first quarter increased $176 million, or 18%, from the 2021 first quarter. This increase reflected the benefit of a $48.3 billion, or 42%, increase in average earning assets, partially offset by a 60 basis point decrease in the FTE net interest margin (NIM) to 2.88%. The year-over-year decrease in NIM was driven by the 2021 first quarter benefit of a $144 million mark-to-market of interest rate caps and the decrease in accelerated PPP loan fees recognized upon forgiveness payments, partially offset by the benefit of $19 million of net interest income from purchase accounting accretion. Net interest income in the 2022 first quarter included $11 million of PPP loan fees recognized upon forgiveness payments, compared to $45 million of PPP loan fees recognized upon forgiveness in the 2021 first quarter.
Compared to the 2021 fourth quarter, FTE net interest income increased $16 million, or 1%, reflecting 3 basis points of NIM expansion and a $3.7 billion, or 2%, increase in average earning assets. The expansion in NIM was impacted by an increase in securities yields, partially offset by a decrease in loan and lease yields. Net interest income in the 2021 fourth quarter included $25 million of net interest income from purchase accounting accretion and $20 million of PPP loan fees recognized upon forgiveness payments. Additionally, derivative ineffectiveness negatively impacted net interest income $12 million in the 2022 first quarter, compared to a negative impact of $4 million in the 2021 fourth quarter.
Table 4 – Average Earning Assets

	2022	2021
($ in billions)	First	Fourth	Third	Second	First	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Commercial and industrial	$41.4	$40.6	$40.6	$34.1	$32.2	2%	29%
Commercial real estate	15.1	14.6	14.7	9.1	7.2	3	110
Lease financing	4.9	4.9	5.0	2.8	2.2	—	123
Total commercial	61.4	60.1	60.3	46.0	41.5	2	48
Residential mortgage	19.5	19.0	18.9	13.8	12.1	3	61
Automobile	13.5	13.4	13.2	12.8	12.7	1	6
Home equity	10.4	10.7	11.1	9.4	8.8	(3)	18
RV and marine	5.1	5.0	5.0	4.4	4.2	1	22
Other consumer	1.3	1.3	1.2	1.0	1.0	(1)	32
Total consumer	49.8	49.4	49.4	41.4	38.7	1	28
Total loans and leases	111.1	109.5	109.7	87.4	80.3	2	38
Total securities	42.7	40.1	36.0	30.7	26.2	6	63
Held-for-sale and other earning assets	8.6	9.1	13.5	9.2	7.6	(6)	13
Total earning assets	$162.4	$158.7	$159.1	$127.4	$114.1	2%	42%
See Page 7 of Quarterly Financial Supplement for additional detail.

Average earning assets for the 2022 first quarter increased $48.3 billion, or 42%, from the year-ago quarter, primarily reflecting a $30.9 billion, or 38%, increase in average total loans and leases and a $16.5 billion, or 63%, increase in average securities. Average loan and lease balance increases across categories reflect the impact of the TCF acquisition and organic growth. Average commercial loans increased $19.8 billion, or 48%, partially offset by a $4.8 billion decrease in average PPP loans primarily related to forgiveness. The increase in average securities was driven by the redeployment of excess liquidity into securities.
Compared to the 2021 fourth quarter, average earning assets increased $3.7 billion primarily reflecting a $2.6 billion, or 6%, increase in average securities and a $1.7 billion, or 2%, increase in average total loans and leases. The change in average securities is primarily reflective of managing liquidity needs.
Huntington received forgiveness payments for $734 million of PPP loans during the 2022 first quarter compared to forgiveness payments for $970 million of PPP loans during the 2021 fourth quarter.

Table 5 – Average Liabilities

	2022	2021
	First	Fourth	Third	Second	First	Change (%)
($ in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Demand deposits - noninterest-bearing	$42.0	$43.4	$44.6	$34.6	$29.1	(3)%	44%
Demand deposits - interest-bearing	40.6	38.4	35.7	29.7	26.8	6	52
Total demand deposits	82.6	81.8	80.3	64.3	55.9	1	48
Money market deposits	32.7	32.4	33.3	28.1	26.2	1	24
Savings and other domestic deposits	21.3	20.9	20.9	15.2	12.3	2	74
Core certificates of deposit	2.6	2.9	3.3	1.8	1.4	(12)	85
Total core deposits	139.1	138.0	137.8	109.4	95.8	1	45
Other domestic deposits of $250,000 or more	0.3	0.5	0.6	0.3	0.1	(30)	175
Negotiable CDs, brokered and other deposits	3.5	3.8	3.9	3.0	3.4	(10)	3
Total deposits	$142.9	$142.3	$142.3	$112.7	$99.3	—%	44%

Short-term borrowings	$4.7	$0.3	$0.3	$0.2	$0.2	NM	NM
Long-term debt	6.9	7.7	7.6	6.9	7.8	(10)	(11)
Total debt	$11.6	$8.0	$7.9	$7.1	$8.0	45%	46%

Total interest-bearing liabilities	$112.6	$107.0	$105.6	$85.2	$78.2	5%	44%
See Page 7 of Quarterly Financial Supplement for additional detail.

Average total interest-bearing liabilities for the 2022 first quarter increased $34.4 billion, or 44%, from the year-ago quarter. Average total deposits increased $43.6 billion, or 44%, while average total core deposits increased $43.3 billion, or 45%. Increases across categories reflect the impact of the TCF acquisition, in addition to elevated balances in core deposits largely related to strong retention and the impact of new deposit products. Average total debt increased $3.7 billion, or 46%, primarily reflecting short-term FHLB advances and repayment during the quarter, the acquisition of $1.5 billion of long-term debt from TCF in the 2021 second quarter and a subordinated debt issuance of $500 million in the 2021 third quarter, partially offset by the repayment and maturity of $3.7 billion of long-term debt over the past five quarters due to strong core deposit growth.
Compared to the 2021 fourth quarter, average total interest-bearing liabilities increased $5.6 billion, or 5%. The increase primarily reflected short-term FHLB advances and repayment during the quarter and an increase in average total core deposits. Within total core deposits, average total demand deposits increased $797 million, or 1%, primarily due to seasonality.

Noninterest Income
Table 6 – Noninterest Income

	2022	2021
	First	Fourth	Third	Second	First	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Service charges on deposit accounts	$97	$101	$114	$88	$69	(4)%	41%
Card and payment processing income	86	93	96	80	65	(8)	32
Mortgage banking income	49	61	81	67	100	(20)	(51)
Trust and investment management services	65	63	61	56	52	3	25
Capital markets fees	42	47	40	35	29	(11)	45
Insurance income	31	28	25	25	27	11	15
Leasing revenue	35	41	42	12	4	(15)	NM
Bank owned life insurance income	17	22	15	16	16	(23)	6
Gain on sale of loans	28	1	2	3	3	NM	NM
Net gains (losses) on sales of securities	—	(1)	—	10	—	100	—
Other noninterest income	49	59	59	52	30	(17)	63
Total noninterest income	$499	$515	$535	$444	$395	(3)%	26%
NM - Not Meaningful
See Page 10 of Quarterly Financial Supplement for additional detail.

Total noninterest income for the 2022 first quarter increased $104 million, or 26%, from the year-ago quarter. Noninterest income for the 2022 first quarter was impacted by the June 2021 acquisition of TCF. Leasing revenue increased $31 million, primarily reflecting the addition of TCF’s portfolio of products. Increases in service charges on deposit accounts of $28 million, or 41%, and card and payment processing income of $21 million, or 32%, were driven by the addition of TCF customers. Income from gain on sale of loans increased $25 million, primarily due to resuming the sale of SBA loans in the 2022 first quarter. Other noninterest income increased $19 million, or 63%, primarily reflecting purchase accounting accretion from acquired unfunded loan commitments and increased amortization of upfront card-related contract renewal fees, partially offset by decreased mezzanine investment income. Trust and investment management services increased $13 million, or 25%, reflecting continued strong sales, positive equity market performance, and the TCF acquisition. Capital markets fees increased $13 million, or 45%, primarily reflecting higher interest rate derivative fees, foreign exchange fees and loan syndication. Partially offsetting these increases, mortgage banking income decreased $51 million, or 51%, primarily reflecting lower secondary marketing spreads and lower saleable volume.
Compared to the 2021 fourth quarter, total noninterest income decreased $16 million, or 3%. Mortgage banking income decreased $12 million, or 20%, primarily reflecting lower salable volume. Other noninterest income decreased $10 million, or 17%, primarily due to decreased mezzanine investment income. Card and payment processing income decreased $7 million, or 8%, primarily due to seasonality. Partially offsetting these decreases, gain on sale of loans increased $27 million due to resuming the sale of SBA loans in the 2022 first quarter.

Noninterest Expense
Table 7 – Noninterest Expense

	2022	2021
	First	Fourth	Third	Second	First	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$580	$632	$643	$592	$468	(8)%	24%
Outside data processing and other services	165	269	304	162	115	(39)	43
Net occupancy	64	68	95	72	42	(6)	52
Equipment	81	68	79	55	46	19	76
Professional services	19	22	26	48	17	(14)	12
Marketing	21	35	25	15	14	(40)	50
Deposit and other insurance expense	18	18	17	8	8	0	125
Amortization of intangibles	14	14	13	11	10	0	40
Lease financing equipment depreciation	14	17	19	5	—	(18)	NM
Other noninterest expense	77	78	68	104	73	(1)	5
Total noninterest expense	$1,053	$1,221	$1,289	$1,072	$793	(14)%	33%
(in thousands)
Average full-time equivalent employees	19.7	20.3	20.9	17.0	15.4	(3)%	28%
NM - Not Meaningful

Table 8 - Impact of Notable Items

	2022	2021
	First	Fourth	Third	Second	First
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Personnel costs	$5	$32	$36	$110	$—
Outside data processing and other services	25	122	140	33	8
Net occupancy	10	16	36	35	3
Equipment	2	8	5	3	1
Professional services	2	4	9	36	8
Marketing	—	2	3	—	—
Other noninterest expense	2	3	5	52	1
Total noninterest expense	$46	$187	$234	$269	$21

Table 9 - Adjusted Noninterest Expense (Non-GAAP)

	2022	2021
	First	Fourth	Third	Second	First	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$575	$600	$607	$482	$468	(4)%	23%
Outside data processing and other services	140	147	164	129	107	(5)	31
Net occupancy	54	52	59	37	39	4	38
Equipment	79	60	74	52	45	32	76
Professional services	17	18	17	12	9	(6)	89
Marketing	21	33	22	15	14	(36)	50
Deposit and other insurance expense	18	18	17	8	8	0	125
Amortization of intangibles	14	14	13	11	10	0	40
Lease financing equipment depreciation	14	17	19	5	—	(18)	NM
Other noninterest expense	75	75	63	52	72	0	4
Total adjusted noninterest expense	$1,007	$1,034	$1,055	$803	$772	(3)%	30%
NM - Not Meaningful
Reported total noninterest expense for the 2022 first quarter increased $260 million, or 33%, from the year-ago quarter, primarily reflecting the impact of the TCF acquisition including a $25 million increase in Notable Items. Personnel costs increased $112 million, or 24%, primarily reflecting a 28% increase in average full-time equivalent employees as a result of the TCF acquisition. Outside data processing and other services increased $50 million, or 43%, reflecting acquisition-related expenses and technology related expenses. Equipment expense increased $35 million, or 76%, reflecting acquisition-related expenses and timing of technology equipment purchases and amortization. All other increases were primarily a result of the impact of the TCF acquisition.
Reported total noninterest expense decreased $168 million, or 14%, from the 2021 fourth quarter, reflecting a $141 million reduction in Notable Items to $46 million. Outside data processing and other services decreased $104 million, or 39%, reflecting an $97 million decrease in Notable Items from the prior quarter and elevated costs in the prior quarter related to TCF branch and major systems conversion. Personnel costs decreased $52 million, or 8%, reflecting a $27 million decrease in Notable Items and decreases in incentive compensation, salaries and medical insurance expense, partially offset by an increase in share-based compensation. Marketing expense decreased $14 million, or 40%, primarily reflecting elevated brand marketing in new markets in the 2021 fourth quarter. Partially offsetting these decreases, equipment expense increased $13 million, or 19%, primarily reflecting timing of technology equipment purchases and amortization.

Credit Quality
Table 10 – Credit Quality Metrics

	2022	2021
($ in millions)	March 31,	December 31,	September 30,	June 30,	March 31,
Total nonaccrual loans and leases	$682	$716	$861	$977	$516
Total other real estate, net	11	9	7	7	2
Other NPAs (1)	15	25	25	30	26
Total nonperforming assets	708	750	893	1,014	544
Accruing loans and leases past due 90+ days	280	210	175	148	154
NPAs + accruing loans & leases past due 90+ days	$988	$960	$1,068	$1,162	$698
NAL ratio (2)	0.60%	0.64%	0.79%	0.88%	0.64%
NPA ratio (3)	0.63	0.67	0.82	0.91	0.68
(NPAs+90 days)/(Loans+OREO)	0.88	0.86	0.97	1.05	0.87
Provision for credit losses	$25	$(64)	$(62)	$211	$(60)
Net charge-offs	19	34	55	62	64
Net charge-offs / Average total loans	0.07%	0.12%	0.20%	0.28%	0.32%
Allowance for loans and lease losses (ALLL)	$2,018	$2,030	$2,107	$2,218	$1,703
Allowance for unfunded lending commitments	91	77	98	104	38
Allowance for credit losses (ACL)	$2,109	$2,107	$2,205	$2,322	$1,741
ALLL as a % of:
Total loans and leases	1.79%	1.82%	1.92%	2.00%	2.12%
NALs	296	284	245	227	330
NPAs	285	271	236	219	313
ACL as a % of:
Total loans and leases	1.87%	1.89%	2.01%	2.09%	2.17%
NALs	309	294	256	238	338
NPAs	298	281	247	229	320
(1)Other nonperforming assets include certain impaired securities and/or nonaccrual loans held-for-sale.
(2)Total NALs as a % of total loans and leases.
(3)Total NPAs as a % of sum of loans and leases, other real estate owned, and other NPAs.
See Pages 11-14 of Quarterly Financial Supplement for additional detail.

Overall asset quality metrics were impacted by the TCF acquisition on a year-over-year basis, but showed improvement in each subsequent quarter. Nonperforming assets (NPAs) were $708 million, or 0.63% of total loans and leases, OREO and other NPAs, compared to $544 million, or 0.68%, a year-ago. Nonaccrual loans and leases (NALs) were $682 million, or 0.60% of total loans and leases, compared to $516 million, or 0.64% of total loans and leases. On a linked quarter basis, NALs decreased $34 million, or 5%, and NPAs decreased $42 million, or 6%. The linked quarter decrease in NALs was primarily due to a decline in commercial and industrial NALs.
The provision for credit losses increased $85 million year-over-year to $25 million in the 2022 first quarter. Net charge-offs (NCOs) decreased $45 million year-over-year and $15 million quarter-over-quarter to $19 million. NCOs represented an annualized 0.07% of average loans and leases in the current quarter, down from 0.12% in the prior quarter and down from 0.32% in the year-ago quarter. Commercial NCOs showed improvement on a year-over-year and linked quarter basis, with net recoveries in the 2022 first quarter. Consumer net charge-offs increased on a year-over-year basis, and were flat with the prior quarter. We remain confident in the long-term credit performance of our loan portfolios.

The allowance for loan and lease losses (ALLL) increased $315 million from the year-ago quarter to $2.0 billion due to the impact of the TCF acquisition, while the ALLL as a percentage of period-end total NALs decreased to 296% from 330% over the same period. The allowance for credit losses (ACL) increased by $368 million from the year-ago quarter to $2.1 billion, or 1.87%, of total loans and leases, compared to $2.1 billion, or 1.89% at the prior year end, and $1.7 billion, or 2.17% of total loans and leases a year-ago. On a linked quarter basis, the ACL as a percentage of total loans and leases decreased 2 basis points reflecting the overall continued general improvement in economic conditions, however both inflationary and geopolitical tail risks remain. We believe levels of the ALLL and ACL are appropriate given the current level of problem loans and the economic outlook.

Capital
Table 11 – Capital Ratios

	2022	2021
($ in billions)	March 31,	December 31,	September 30,	June 30,	March 31,
Tangible common equity / tangible assets ratio	6.28%	6.88%	6.95%	7.15%	7.11%
Common equity tier 1 risk-based capital ratio (1)	9.22%	9.33%	9.57%	9.98%	10.32%
Regulatory Tier 1 risk-based capital ratio (1)	10.84%	10.99%	11.35%	12.25%	13.32%
Regulatory Total risk-based capital ratio (1)	13.03%	13.14%	13.57%	14.15%	15.25%
Total risk-weighted assets (1)	$134.5	$131.3	$128.0	$126.2	$89.5
(1)March 31, 2022 figures are estimated. Amounts are presented on a Basel III standardized approach basis for calculating risk-weighted assets. The capital ratios reflect Huntington’s 2020 election of a five-year transition to delay for two years the full impact of CECL on regulatory capital, followed by a three-year transition period. As of March 31, 2022, 25% of the cumulative CECL deferral has been phased in.
See Page 15 of Quarterly Financial Supplement for additional detail.

The tangible common equity to tangible assets ratio was 6.28% at March 31, 2022, down 60 basis points from last quarter due primarily to a decrease in tangible common equity related to higher interest rates causing a decrease in accumulated other comprehensive income. Common Equity Tier 1 (CET1) risk-based capital ratio was 9.22%, down from 9.33% from last quarter. The regulatory Tier 1 risk-based capital ratio was 10.84% compared to 10.99% at December 31, 2021. The decrease in regulatory capital ratios was primarily driven by asset growth.
During the 2022 first quarter, Huntington repurchased no shares of common stock, under the current repurchase authorization of $800 million of common shares which began the third quarter of 2021 and goes through the second quarter of 2022. Purchases of common stock under the authorization may include open market purchases, privately negotiated transactions, and accelerated share repurchase programs. As of March 31, 2022, Huntington has completed $650 million of the share repurchase authorization.

Income Taxes
The provision for income taxes was $105 million in the 2022 first quarter compared to $102 million in the 2021 first quarter. The effective tax rates for the 2022 first quarter and 2021 first quarter were 18.5% and 16.1%, respectively.
At March 31, 2022, we had a net federal deferred tax asset of $242 million and a net state deferred tax asset of $33 million.

Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on April 21, 2022, at 9:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast at the Investor Relations section of Huntington’s website, www.huntington.com, or through a dial-in telephone number at (877) 407-8029; Conference ID #13728287. Slides will be available in the Investor Relations section of Huntington’s website about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s website. A telephone replay will be available approximately two hours after the completion of the call through April 28, 2022 at (877) 660-6853 or (201) 612-7415; conference ID #13728287.
Please see the 2022 First Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found on the Investor Relations section of Huntington's website, http://www.huntington.com.

About Huntington
Huntington Bancshares Incorporated is a $177 billion asset regional bank holding company headquartered in Columbus, Ohio. Founded in 1866, The Huntington National Bank and its affiliates provide consumers, small and middle‐market businesses, corporations, municipalities, and other organizations with a comprehensive suite of banking, payments, wealth management, and risk management products and services. Huntington operates more than 1,000 branches in 11 states, with certain businesses operating in extended geographies. Visit Huntington.com for more information.
Caution regarding Forward-Looking Statements

This communication contains certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements, which are not historical facts and are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: changes in general economic, political, or industry conditions; the magnitude and duration of the COVID-19 pandemic and related variants and mutations and their impact on the global economy and financial market conditions and our business, results of operations, and financial condition; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in global capital and credit markets; movements in interest rates; reform of LIBOR; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services including those implementing our “Fair Play” banking philosophy; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and CFPB; the possibility that the anticipated benefits of the transaction with TCF are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Huntington does business; and other factors that may affect the future results of Huntington. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s Annual Report on Form 10-K for the year ended December 31, 2021 which is on file with the Securities and Exchange Commission

(the “SEC”) and available in the “Investor Relations” section of Huntington’s website http://www.huntington.com, under the heading “Publications and Filings” and in other documents Huntington files with the SEC.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. Huntington does not assume any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Basis of Presentation

Use of Non-GAAP Financial Measures
This document contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, conference call slides, or the Form 8-K related to this document, all of which can be found in the Investor Relations section of Huntington’s website, http://www.huntington.com.

Annualized Data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.

Fully-Taxable Equivalent Interest Income and Net Interest Margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.

Rounding
Please note that columns of data in this document may not add due to rounding.

Notable Items
From time to time, revenue, expenses, or taxes are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at that time to be infrequent or short term in nature. We refer to such items as “Notable Items.” Management believes it is useful to consider certain financial metrics with and without Notable Items, in order to enable a better understanding of company results, increase comparability of period-to-period results, and to evaluate and forecast those results.